QuickLinks -- Click here to rapidly navigate through this document

Exhibit 16.1

May 1, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

        We have read the comments made regarding us in the first four paragraphs of Item 4 of Form 8-K for First Ottawa Bancshares, Inc. dated May 1, 2003, and are in agreement with those statements. We have no basis to agree or disagree with the statements in those paragraphs that the dismissal of Crowe Chizek and Company LLC or the appointment of BKD, LLP were recommended or approved by the Board of Directors of First Ottawa Bancshares, Inc.

Sincerely,

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

cc:
Mr. Joachim A. Brown—President
First Ottawa Bancshares, Inc.

QuickLinks

  Exhibit 16.1